UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dell Inc.

(Exact name of registrant as specified in its charter)

Michael S. Dell

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July 24, 2013 – Michael Dell and Silver Lake today announced that Denali Holding Inc. has delivered the following letter to the Special Committee of Dell Inc. extending their best and final offer to acquire the company to August 2.

They remain interested in moving forward and welcome the special committee to review and accept this proposal, which they believe is in the best interest of the shareholders.

The full text of the letter is as follows:

DENALI HOLDING INC.

July 24, 2013

Special Committee of the Board of Directors of Dell Inc.

c/o Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Jeffrey J. Rosen

Dear Members of the Special Committee:

In light of your decision to adjourn the special meeting of shareholders of Dell Inc. to August 2, 2013, we hereby extend the best and final proposal set forth in our July 23, 2013 letter until 9:00 a.m., Central time, on August 2, 2013, unless further extended in writing by us in our sole discretion. No legally binding obligation will be created on any person with respect to this proposal unless and until a mutually acceptable definitive amendment to the merger agreement has been entered into by the parties.

We look forward to your response.

Sincerely, DENALI HOLDING INC.

By:	/s/ Egon Durban
Name: Egon Durban

By:	/s/ Michael S. Dell
Name: Michael S. Dell

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financialreporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

Denali Holdings, directly or through one or more affiliates (including the MD Investors, the SLP Investors, the MSDC Investor and their respective affiliates or representatives, as each is defined in the definitive proxy statement) or representatives, may be deemed a “participant” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about the Denali Holding’s and Silver Lake’s executive officers and directors in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on May 31, 2013.